UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 29, 2006

Blackboard Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1899 L Street NW, 5th Floor, Washington, District of Columbia		20036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-463-4860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See description in Item 5.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 29, 2006, Peter Segall was named President, US Higher Education effective September 1, 2006. Mr. Segall joined Blackboard Inc. following the merger with WebCT, Inc. where he was Executive Vice President. Initially, Mr. Segall’s salary will be $250,000 per year with a target bonus of 50% based on certain company financial goals, company strategic goals and individual goals. The company financial goals will be based on total revenues, pre-tax earnings and contract value plus non-ratable deferred revenue. The Compensation Committee of Board of Directors authorized a grant of 75,000 stock options to be issued on September 15, 2006 with an exercise price of the fair market value of the Company’s stock with a three-year vesting period. If the Company terminates Mr. Segall’s employment without Cause (as defined in Mr. Segall’s employment agreement) or Mr. Segall terminates his employment with Good Reason (as defined in Mr. Segall’s employment agreement), then the Company will be required to pay Mr. Segall one year’s base salary. The initial term of the employment agreement will be one year and the agreement will renew automatically for successive one-year terms unless either the Company or Mr. Segall provides notice of non-renewal within 30 days of the applicable renewal term.

Jonathan Walsh was named Vice President, Finance & Accounting of the Company. Initially, Mr. Walsh’s salary will be $165,000 per year with a target bonus of 30% based on certain company financial goals, company strategic goals and individual goals. The company financial goals will be based on total revenues, pre-tax earnings and contract value plus non-ratable deferred revenue. The Compensation Committee of Board of Directors authorized a grant of 15,000 stock options to be issued on September 15, 2006 with an exercise price of the fair market value of the Company’s stock with a three-year vesting period.

Todd Gibby, Executive Vice President, Operations, of the Company will be departing the Company effective October 2, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackboard Inc.

August 30, 2006	By:	/s/ Matthew Small

Name: Matthew Small
Title: General Counsel